Exhibit 99.1

For Immediate Release	Contact: Ann Storberg, Investor Relations (517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. REPORTS
FIRST QUARTER 2004 RESULTS

Significant First Quarter 2004 Events

•	Net income of $5.9 million or $.69 per diluted common share

•	Operating income of $4.8 million or $.56 per diluted common share

•	Pre-tax income of $7.0 million in medical professional liability

•	No adverse medical professional liability reserve development

•	Significant reduction of workers’ compensation and health insurance premiums

•	Began liquidation of high-yield investment portfolio generating a pre-tax gain of $1.1 million

East Lansing, Mich. (April 29, 2004) – American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) today announced net income of $5.9 million or $.69 per diluted common share for the first quarter of 2004. This compares to a net loss of ($985,000), or ($.11) per diluted common share for the 2003 first quarter.

“Our first quarter financial results for medical professional liability remained strong for a second consecutive quarter as we continue to earn in higher premium rates,” stated President and Chief Executive Officer R. Kevin Clinton. “Our reserves remained stable in the first quarter, and our exit from worker’s compensation and health lines is progressing at a swift pace.”

“Our positive first quarter financial results were supported by very good investment returns and gains generated from the sale of our high-yield investment portfolio. I am encouraged by the improved performance of our core business line, medical professional liability, as it demonstrates to me that our strategic business plan is moving us in the right direction.”

Medical Professional Liability Results

	Three Months Ended
	March 31,
	2004	2003
Direct Premiums Written	$51,362	$47,591

Net Premiums Written	$44,249	$40,119

Net Premiums Earned	$42,456	$39,485
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	39,098	40,186
Prior Year Losses	(413)	1,000
Total	38,685	41,186
Underwriting Expenses	9,174	7,816

Underwriting Loss	(5,403)	(9,517)
Net Investment Income	12,398	8,335
Other (Expense) Revenue	(13)	4

Pre-tax Income (Loss)	$6,982	$(1,178)

Loss Ratio:
Current Accident Year	92.1%	101.8%
Prior Year Development	-1.0%	2.5%
Calendar Year	91.1%	104.3%
Underwriting Expense Ratio	21.6%	19.8%
Combined Ratio	112.7%	124.1%

Net premiums earned were up $3.0 million in the first quarter of 2004, or 7.5% compared to the first quarter of 2003. The increase in first quarter premiums was the result of the Company’s rate increases in all markets, partially offset by our exit from the Florida market and a reduced physician count in Kentucky. The insured physician count at March 31, 2004 is approximately the same as the count at December 31, 2003.

The 2004 first quarter loss ratio was 91.1% with a small amount of positive development from prior accident years. This represents a significant decline from the 104.3% loss ratio reported in the first quarter of 2003. The improved loss ratio is a direct result of the rate increases taken by the Company, a decrease in incurred loss and loss adjustment expenses, as well as the stricter underwriting standards that are now in place.

“The number of claims reported in the first quarter was 525, relatively unchanged from the fourth quarter of last year and down significantly from 803 claims reported in the first quarter of 2003, which is a one positive indicator that future losses should remain in line with expectations,” stated Clinton.

Underwriting expenses were $9.2 million, or 21.6% of net premiums earned in the first quarter of 2004. Underwriting expenses for the first quarter of 2003 were $7.8 million, or 19.8% of net premiums earned. The increase in underwriting expenses was partially attributable to an increase in commissions and premium taxes associated with the higher volume of direct premiums written. In addition, a greater allocation of corporate expenses was made to the medical professional liability line as it represents a larger percentage of the Company’s total premiums and additional costs were incurred in connection with the development and implementation of a new policy administration system.

Other Insurance Lines Results

	Three Months Ended
	March 31,
	2004	2003
Direct Premiums Written	$3,716	$14,067

Net Premiums Written	$3,784	$14,718

Net Premiums Earned	$11,621	$18,951
Incurred Loss and Loss Adjustment Expenses:
Current Accident Year Losses	9,742	15,906
Prior Year Losses	1,413	(1,110)

Total	11,155	14,796
Underwriting Expenses	3,091	5,471

Underwriting Loss	(2,625)	(1,316)
Net Investment Income	1,684	1,410
Other Expense	(138)	(29)

Pre-tax (Loss) Income	$(1,079)	$65

Loss Ratio:
Current Accident Year	83.8%	83.9%
Prior Year Development	12.2%	-5.8%
Calendar Year	96.0%	78.1%
Underwriting Expense Ratio	26.6%	28.9%
Combined Ratio	122.6%	107.0%

The other insurance lines segment includes the run-off results of our workers’ compensation, health, and personal and commercial lines. In the first quarter of 2004, our net premiums written in workers’ compensation were $425,000 as compared to $8.3 million in the first quarter of 2003. Net premiums earned were $8.3 million in the first quarter of 2004 as compared to $12.5 million in the first quarter of 2003. We expect a continued low volume of net premiums written throughout 2004 as we continue the non-renewal process. Net premiums earned will continue to decline in 2004 as we earn-in the balance of premiums written in 2003. As of March 31, 2004, workers’ compensation reserves for unpaid losses and loss adjustment expenses totaled $57.5 million, and $58.6 million net of reinsurance assumed and ceded.

Health net premiums written were $3.4 million in the first quarter of 2004 as compared to $6.5 million a year ago. Covered lives declined approximately 33% since December 31, 2003 and now stand at 4,380 at March 31, 2004. We will begin non-renewing all policies starting July 1, 2004.

We recorded approximately $1.4 million of adverse development on workers’ compensation reserves during the first quarter of 2004 as a result of paid losses exceeding those originally projected in the estimation of the year-end 2003 reserves.

Underwriting expenses have decreased due to staffing and overhead reductions associated with the other insurance lines.

Investment Income

Investment income was $13.2 million in the first quarter of 2004, an increase of $2.8 million as compared to $10.4 million for the same period in 2003. Investment income in 2004 was enhanced by strong returns from our collateralized mortgage obligations and high-yield bond portfolios, a one-time, $600,000 call premium on one of our securities and a decrease in the percentage of our investment portfolio that was allocated to short-term investments.

The Company decided near the end of the 2004 first quarter to liquidate its $50 million allocation to high-yield bonds. As of March 31, 2004, approximately 60% of the portfolio had been sold for a pre-tax gain of $1.1 million. The balance of the portfolio will be sold in the second quarter of 2004. The liquidation of our high-yield bond portfolio will reduce the overall risk level of our investment portfolio, but is likely to decrease future investment income as we reinvest in lower risk, lower-yielding securities.

The average yield on investments was 6.78% for the first quarter of 2004 compared to 5.48% for the first quarter of 2003.

Balance Sheet and Equity Information

APCapital’s total assets were $1.056 billion at March 31, 2004, down $7.1 million from December 31, 2003. The Company still maintains a 100% valuation on its net deferred tax assets of $48.0 million. This allowance can be removed once the Company has re-established a pattern of profitability. Net unrealized gains on the Company’s investments increased $2.3 million, net of tax, during the first quarter of 2004. At March 31, 2004, the Company’s total shareholders’ equity was $210.6 million, up from $201.8 million at December 31, 2003. The increase in equity was the result of the 2004 first quarter net income and unrealized gains on investments.

APCapital’s book value per common share was $24.77 at March 31, 2004, based on 8,499,997 common shares outstanding, compared to $23.89 at December 31, 2003. Tangible book value per common share was $24.62 at March 31, 2004, compared to $23.71 at December 31, 2003.

Stock Repurchase Program

The Company did not repurchase any shares of its common stock during the first quarter of 2004. Under the September 11, 2003 authorization, the Company had approximately 418,500 shares available for repurchase at March 31, 2004. At this time the Company does not anticipate repurchasing any of its shares in the near future.

Outlook

“We are pleased with the positive operating results generated in the first quarter,” said Clinton. “Our strategic actions have improved medical professional liability and investment results. In addition, we have significantly reduced our exposures in workers’ compensation and health. I am confident that the Company is on the right track with a more focused and profitable approach to medical professional liability.”

Conference Call

APCapital’s website, www.apcapital.com, will host a live Webcast of its conference call in a listen-only format to discuss 2004 first quarter results on April 30 2004 at 10:30 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company’s website and selecting “For Investors”, then “Audio Links”. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-800-642-1687 or (706) 645-9291 and entering the conference ID code: 6986423. The replay will be available through 11:59 p.m. Eastern time on May 14, 2004.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves; a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income; we may be unable to collect the full amount of reinsurance recoverable from Gerling Global, a significant reinsurer, if their cash flow or surplus levels are inadequate to make claim payments, which could result in a future charge to income; we may experience unforeseen costs or the need for unanticipated reserve enhancements associated with our exit from the workers’ compensation, health and personal and commercial insurance lines, which could result in future charges to income; an adverse outcome in the putative shareholder class action lawsuit against us; substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims; increased pressures on premium rates and our potential inability to obtain rate increases; changes in competitive conditions; an unanticipated increase in claims frequency or severity patterns; our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers; adverse regulatory and market changes in certain states of operation where our business is concentrated; the loss of our relationships with medical associations; an interruption or change in our principal third-party distribution relationship; the potential insolvency of any of the guaranty associations in which we participate; the potential inability to obtain regulatory approval of rate increases; our potential inability to comply with insurance regulations; a further reduction in our A.M. Best Company rating; negative changes in financial market conditions; a downturn in general economic conditions; and any other factors listed or discussed in the reports filed by APCapital with the

Securities and Exchange Commission under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

The Company uses operating income (loss), a non-GAAP financial measure, to evaluate APCapital’s underwriting performance. Operating income (loss) differs from net income (loss) by excluding the after-tax effect of realized capital gains and (losses) and the after-tax effect of changes in accounting principles.

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company’s operations, the Company’s decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. Changes in accounting principles, likewise, are not indicative of the current or future performance of our insurance operations, and have therefore also been excluded in the calculation of operating income (loss). As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital’s financial information to evaluate the success of the Company’s underlying insurance operations.

In addition to the Company’s reported loss ratios, management uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company’s current underwriting performance. The accident year loss ratio excludes the effect of prior years’ loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

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Summary Financial Information
APCapital, Inc.

Balance Sheet Data
	March 31,	December 31,
	2004	2003
	(In thousands, except per share data)
Assets:
Cash and investments	$824,913	$834,005
Premiums receivable	54,868	65,362
Reinsurance recoverable	107,038	103,652
Federal income taxes recoverable	965	973
Intangibles	1,311	1,539
Other assets	66,834	57,515

Total assets	$1,055,929	$1,063,046

Liabilities and Shareholders’ Equity:
Unpaid losses and loss adjustment expenses	$682,716	$673,605
Unearned premiums	99,386	103,806
Note payable, officer	—	6,000
Long-term debt	30,928	30,928
Other liabilities	30,140	44,698

Total liabilities	843,170	859,037
Minority interest in consolidated subsidiary	2,189	2,201
Shareholders’ equity	210,570	201,808

Total liabilities and shareholders’ equity	$1,055,929	$1,063,046

Book value per share:
Total	$24.77	$23.89
Tangible	$24.62	$23.71
Shares outstanding	8,500	8,446

Summary Financial Information
APCapital, Inc.

Income Statement

	Three Months Ended
	March 31,
	2004	2003
	(In thousands except per share data)
Net premiums earned	$54,077	$58,436
Investment income	13,213	10,385
Net realized gains (losses)	1,636	(3)
Other income	177	161

Total revenues	69,103	68,979
Losses and loss adjustment expenses	49,840	55,982
Underwriting expenses	12,265	13,287
Other expenses	2,217	1,225

Total expenses	64,322	70,494
Income (loss) before income taxes and cumulative effect of a change in accounting principle	4,781	(1,515)
Federal income tax benefit	(1,079)	(530)

Income (loss) before cumulative effect of a change in accounting principle	5,860	(985)
Minority interest in net loss of consolidated subsidiary	14	—

Net income (loss)	$5,874	$(985)

Adjustments to reconcile net income (loss) to operating income (loss) Net income (loss)	5,874	(985)
Add back:
Realized (gains) losses, net of tax	(1,063)	2

Operating income (loss)	$4,811	$(983)

Ratios:
Loss ratio	92.2%	95.8%
Underwriting expense ratio	22.7%	22.7%
Combined ratio	114.9%	118.5%
Earnings per share data:
Net income (loss)
Basic	$0.70	$(0.11)
Diluted	$0.69	$(0.11)
Operating income (loss) per share
Basic	$0.57	$(0.11)
Diluted	$0.56	$(0.11)
Basic weighted average shares outstanding	8,411	8,595
Diluted weighted average shares outstanding	8,527	8,595 (1)

(1)	Incremental shares for the conversion of options are not included in the calculation as they would be anti-dilutive.

Summary Financial Information
APCapital, Inc.

Supplemental Premium Information
(Dollars in thousands)

	Three Months Ended
	March 31,
	2004	2003
Direct Premiums Written:
Medical professional liability	$51,362	$47,591
Workers’ compensation	194	7,226
Health	3,522	6,841
Personal and commercial	—	—

Total	$55,078	$61,658

Net Premiums Written:
Medical professional liability	$44,249	$40,119
Workers’ compensation	425	8,305
Health	3,359	6,525
Personal and commercial	—	(112)

Total	$48,033	$54,837

Net Premiums Earned:
Medical professional liability	$42,456	$39,485
Workers’ compensation	8,262	12,538
Health	3,359	6,525
Personal and commercial	—	(112)

Total	$54,077	$58,436